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                                                                       EXHIBIT 6

                                PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT (the "AGREEMENT") is made and entered into as of March 28, 2002 by and between TOROTEL, INC., a Missouri corporation ("PLEDGOR"), and THE CALOYERAS FAMILY PARTNERSHIP, a California limited partnership ("PLEDGEE"), with reference to the following facts:

     A. Pledgor is in the process of acquiring all of the outstanding common stock of Electronika, Inc., a Nevada corporation ("ELECTRONIKA"), consisting of 1,000 shares of common stock, which acquisition is expected to close in April 2002.

     B. Pledgor also is in the process of acquiring 4,000,000 shares of the common stock, $.001 par value per share of Apex Innovations, Inc., a Delaware corporation ("APEX"), which acquisition is expected to close in March 2002.

     C. Pledgor is indebted to Pledgee pursuant to the terms of a Secured Promissory Note dated March 28, 2002 (the "NOTE") in the original principal amount of Seven Hundred Fifty Thousand Dollars ($750,000).

     D. In order to secure the obligations of Pledgor under the Note, Pledgor desires to grant to Pledgee a security interest in all of the shares of capital stock being acquired by Pledgor in Electronika and Apex (the "PLEDGED SECURITIES").

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

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     1.  Pledgor hereby grants and pledges to Pledgee a security interest in the
Pledged Securities as security for the full, faithful and timely performance by Pledgor of its obligations under the Note, such grant and pledge to be effective immediately upon the acquisition of the Pledged Securities by Pledgor. During the term of this Agreement, Pledgor agrees that the security interests hereby granted will at all times be kept a first lien on the Pledged Securities and that Pledgor shall not encumber or otherwise dispose of the Pledged Securities, without Pledgee's prior written consent.

     2. Immediately upon the acquisition of the Pledged Securities by Pledgor, Pledgor shall deliver to Pledgee certificates for the Pledged Securities together with stock assignments separate from the stock certificates relating to the Pledged Securities and executed in blank. Upon such delivery, Pledgee shall hold, administer and distribute the Pledged Securities pursuant to the terms of the Note and this Agreement.

     3. During the term of this Agreement, and so long as no "Event of Default" as defined in the Note, is in effect:

         3.1 Pledgor shall have the right to vote the Pledged Securities on all corporate questions. If need be, Pledgee shall, upon the request of Pledgor, promptly execute due and timely proxies in favor of Pledgor to this end.

         3.2 Pledgor shall be entitled to receive any and all dividends and other amounts distributed or paid with respect to the Pledged Securities.

     4. If, during the term of this pledge any share dividend, reclassification, readjustment or other change is declared or made in the capital structure of either Electronika or Apex, Pledgor shall notify Pledgee of such change and all new, substituted and additional shares or other securities issued with respect to the Pledged Securities by reason of such change shall be held by Pledgee in the same manner as the Pledged Securities originally pledged hereunder.

     5. Upon payment in full of the principal of and all interest on the Note by Pledgor, the pledge granted hereunder shall terminate, Pledgee shall return all Pledged Securities to Pledgor and Pledgee shall immediately file a termination of any financing statements delivered by Pledgor hereunder.

     6. Pledgor hereby agrees to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings deemed necessary or appropriate by Pledgee to perfect, maintain or protect Pledgee's interests in the Pledged Securities.

     7. If an "Event of Default", as defined in the Note, shall occur, and during the continuance thereof (subject to any right of offset or other applicable defense), Pledgee shall have the rights and remedies provided a secured party in the Uniform Commercial Code. In this connection, Pledgee may, on twenty (20) days' notice to Pledgor and without liability for any diminution in price that may have occurred, sell all the Pledged Securities in accordance with the provisions of the Uniform Commercial Code as in effect in California. At any bona fide sale, Pledgee and Pledgor shall be free to purchase all or any part of the Pledged Securities. Pledgee

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shall apply the net proceeds of any such sale, after deducting all reasonable costs and expenses of such sale, to the payment in whole or part of the obligations under the Note. After so applying such net proceeds, Pledgee shall pay any balance of the proceeds of the sale to Pledgor.

     8. Pledgor understands that compliance with the federal securities laws may limit the course of conduct of Pledgee if Pledgee were to attempt to dispose of all or any part of the Pledged Securities and may also limit the extent to which or the manner in which any subsequent transferee of any of the Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting Pledgee, in any attempt to dispose of all or any part of the Pledged Securities, under applicable Blue Sky or other state securities laws. Pledgor hereby waives any claims against Pledgee arising by reason of the fact that the price at which the Pledged Securities may have been sold at a private sale conducted in a commercially reasonable manner was less than that which might have been obtained at a public sale, even if Pledgee accepts the first offer received and does not offer the Pledged Securities to more than one possible purchaser.

     9. Pledgor shall reimburse Pledgee for any costs or expenses, including but not limited to reasonable attorneys' fees and legal expenses, in connection with the exercise of any rights or remedies pursuant to the terms of this Agreement or at law.

     10. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, three
(3) business days after deposit in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address provided below. The parties may change their respective addresses for the purpose of this Section 10 by giving notice of such change to the other party in the manner which is provided in this Section 10.

     Pledgee:               The Caloyeras Family Partnership
                            c/o Basil P. Caloyeras
                            Magnetika, Inc.
                            2041 W. 139th Street
                            Gardena, CA 90249
                            Facsimile: (310) 527-8101

     Copy to:               Howard Z. Berman, Esq.
                            Ervin, Cohen & Jessup LLP
                            9401 Wilshire Boulevard, 9th Floor
                            Beverly Hills, CA 90212
                            Facsimile: (310) 859-2325

     Pledgor:               Torotel, Inc.
                            13402 South 71 Highway
                            Grandview, MO 64030
                            Attn: Dale H. Sizemore, Jr., President

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                            Facsimile: 816-763-2278

     Copy to:               Vicki Westerhaus, Esq.
                            Shook, Hardy & Bacon LLP
                            1010 Grand Blvd., 5th Floor
                            Kansas City, MO 64106
                            Facsimile: (816) 842-3190

     11. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement. This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force and effect as an original signature. Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           PLEDGOR:

                                           TOROTEL, INC., a Missouri corporation

                                           By: /s/  Dale H. Sizemore
                                              ----------------------------------
                                              Dale H. Sizemore
                                              President and Secretary

                                           PLEDGEE:

                                           THE CALOYERAS FAMILY
                                           PARTNERSHIP, a California limited
                                           partnership

                                           By: /s/  Peter B. Caloyeras
                                              ----------------------------------
                                              Peter B. Caloyeras
                                              General Partner